Exhibit 10.1

Separation Agreement and General Release

This Separation Agreement and General Release (Agreement) is made by and between Joseph M. Paiva (EMPLOYEE) and ORTHOVITA, Inc. (ORTHOVITA) effective this 4th day of June 2007 (the “Agreement Date”).

EMPLOYEE and ORTHOVITA agree to the following terms in full and final settlement of all matters relating to or arising out of EMPLOYEE’s employment and separation from employment with ORTHOVITA:

1.	Pursuant to Section 5.4 of the Employment Agreement between EMPLOYEE and ORTHOVITA dated as of April 23, 2003 (the “Employment Agreement”), EMPLOYEE’s employment with ORTHOVITA and any positions as an officer or director that EMPLOYEE may hold with ORTHOVITA or any of its subsidiaries shall end as of May 7, 2007. EMPLOYEE’s last day of active work was May 4, 2007, and EMPLOYEE need not perform any duties in connection with his employment with ORTHOVITA after that day. ORTHOVITA shall have no obligation, contractual or otherwise, to hire, re-hire or re-employ him in the future.

2.	It is agreed that for the promises made herein, EMPLOYEE will receive the following considerations:

a.	Continue EMPLOYEE’s semi-monthly salary of $8,585.83 and semi-monthly automobile allowance of $300.00, minus all payroll deductions required by law or authorized by EMPLOYEE through the eighteen month period following the Agreement Date.

b.	Orthovita, Inc will pay COBRA premiums for your medical benefits coverage through the eighteen month period following the Agreement Date.

c.	ORTHOVITA will provide EMPLOYEE with a payment equal to any reasonable unreimbursed business expenses through May 4, 2007 and any accrued, unused vacation time through the Agreement Date.

d.	To the extent EMPLOYEE has received any stock options, restricted stock or other stock awards that have not yet become exercisable or vested, they shall become exercisable or vested on the Agreement Date. Stock options may be exercised in accordance with the provisions of ORTHOVITA’s 1997 Equity Compensation Plan, as amended and restated

e.	A pro rata bonus amount of $11,667 payable in accordance with Section 5.4(b) of the Employment Agreement.

f.	Except as set forth herein, it is expressly agreed and understood that ORTHOVITA does not have, and will not have, any obligation to provide EMPLOYEE at any time in the future with any payments, benefits or considerations other than those recited in paragraphs 2(a) through 2(e) above, other than any vested benefits to which EMPLOYEE may be entitled under the terms of ORTHOVITA’s 401(k) Plan.

g.	EMPLOYEE shall be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, and any remuneration or benefits attributable to any subsequent employment or position by EMPLOYEE shall be offset against the payments and/or benefits due to EMPLOYEE under this Agreement. EMPLOYEE agrees to notify ORTHOVITA immediately of any subsequent employment or position and, if EMPLOYEE claims that he is thereafter entitled to further payments or benefits under this Agreement, to fully disclose his remuneration and benefits, in form and substance satisfactory to ORTHOVITA, so that ORTHOVITA may determine the amounts due to EMPLOYEE hereunder.

h.	ORTHOVITA may withhold from any payments hereunder all federal, state and local taxes as ORTHOVITA is required to withhold pursuant to any law or governmental rule or regulation. EMPLOYEE shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received hereunder.

3.

Except for the rights created by this Agreement, EMPLOYEE and his successors, assigns, heirs and legal representatives, hereby releases, acquits and forever discharges ORTHOVITA and its representatives, parent and subsidiary corporations (as the case may be), predecessors, successors, affiliates, officers, agents, assigns, employees and attorneys, releasing them from any and all claims, rights, expenses, debts, demands, costs, contracts, liabilities, obligations, actions, and causes of action of every nature, known or unknown, whether in law or in equity, which he had, now has, or may have which are in any way connected with, or arise out of, any cause whatsoever, from the beginning of time to the date of this Agreement, including, but not limited to, any and all matters relating to EMPLOYEE’s employment with ORTHOVITA. EMPLOYEE specifically releases and discharges, but not by way of limitation, any obligation, claim, demand or cause of action based on, or arising out of, any alleged wrongful termination, breach of employment contract, breach of implied covenant of good faith and fair dealing, defamation, intentional or negligent infliction of emotional distress. EMPLOYEE also releases and discharges any and all claims, rights and/or remedies under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.§2000e et seq, the Employment Retirement Income Security Act of 1974 as amended, 29 U.S.C. §1001 et seq, the Pennsylvania Human Relations Act, as amended, 43 P.S.951 et seq, the Age Discrimination in Employment Act of 1967 as amended, 29 U.S.C. §621 et seq, the American with Disabilities Act, 42 U.S.C. §12101 et seq, the Family and Medical Leave Act, 29 U.S.C. §2601 et seq, any other federal, state or local statute or regulation which relates to his employment or its termination as well as all claims for counsel fees or costs. EMPLOYEE represents that he has not filed or permitted to be filed against ORTHOVITA or its agents any complaints, charges or lawsuits, and EMPLOYEE covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against ORTHOVITA or its agents arising out of any of the matters within the scope of this paragraph of this Agreement.

4.	EMPLOYEE agrees not to disclose, or discuss with, any person (other than his spouse, attorney and tax or other financial advisor) any of the terms and conditions of this Agreement, except as may be required by law or regulations, and except as may be required to effectuate the terms of this Agreement. Disclosure of any terms of this Agreement will constitute a material breach of the Agreement.

5.	EMPLOYEE understands and agrees that in the course of employment with ORTHOVITA, he may have acquired confidential information and Trade Secrets concerning Orthovita business, its future plans and its methods of doing business, including, without limitation, proprietary information about its products, services, product development, customers, technology, financial circumstances, marketing, pricing, costs, compensation and other matters (hereinafter collectively called “Trade Secrets”). EMPLOYEE may not reveal or disclose, sell, use, lecture upon, or publish any such Trade Secrets, or authorize anyone else to do so at any time subsequent to his employment with ORTHOVITA. All ORTHOVITA documents, files, lists and other information of a business nature, whether in hard copy or machine readable form, will be returned to ORTHOVITA by EMPLOYEE forthwith, and any future use of same by EMPLOYEE is prohibited. In addition, nothing in this Agreement may be construed to supersede or limit the covenants set forth in Sections 2.0, 2.1, 3.0 and 4 of the Employment Agreement.

6.	Neither the negotiation, undertaking or signing of this Separation Agreement and General Release constitutes or operates as an acknowledgment of admission that ORTHOVITA, or any person acting on behalf of ORTHOVITA, has violated or failed to comply with any provisions of federal or state constitution, statute, law, regulation, municipal ordinance, or principle of common law. This agreement is made voluntarily to provide an amicable conclusion to his employment relationship with Orthovita.

7.	This Agreement is the only and complete agreement between EMPLOYEE and ORTHOVITA on or in any way relating to the subject matter hereof. No statements, promises, or representations have been made by either party to the other and no consideration has been or is offered, promised or expected other than that already received or described in this Agreement.

8.	EMPLOYEE represents that his decision to execute this Agreement is entirely voluntary and knowing and without any pressure, coercion or undue influence by ORTHOVITA and in exchange for the consideration decided herein, which he acknowledges is adequate and satisfactory to him and beyond that to which he would otherwise be entitled.

9.	This Agreement shall be governed by and interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania. If any provisions of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, in whole or in part, such judgment shall not affect, impair or invalidate the remainder of this agreement. The employee agrees not to speak negatively of any product or service or officer, director, employee or former employee of Orthovita with respect to past or future issues.

10.	Employee represents that he has been advised by Orthovita, through this document, that he should discuss this Agreement with an attorney of his own choosing at his own cost, and that he has carefully read and fully understands all of this Agreement’s terms and effects. Employee acknowledges that he has been given twenty-one (21) calendar days after receiving this Agreement within which to review and consider it and to discuss it with an attorney of his own choosing, and that he has signed this Agreement on the date indicated below after concluding that this Agreement is satisfactory to him.

11.	Employee may revoke this Agreement within seven (7) calendar days after execution by sending such revocation in writing to Orthovita’s Vice President of Human Resources, by hand-delivery, facsimile, or e-mail transmission (and retaining proof of successful transmission) within said seven (7) day period. This Agreement shall not become effective or enforceable until such revocation period expires. If Employee exercises the right of revocation on a timely basis, then this Agreement shall be null and void as to all parties.

IN WITNESS WHEREOF, and intended to be legally bound hereby, the parties have executed the foregoing Separation Agreement and General Release.

Dated: May 15, 2007	/s/ Joseph M. Paiva

Orthovita, Inc.

Dated: May 16, 2007	By:	/s/ Antony Koblish
President and Chief Executive Officer